EXHIBIT 99.1

FIRST NILES FINANCIAL, INC.

ANNOUNCES FOURTH QUARTER AND YEAR END 2002 EARNINGS

Niles, Ohio, February 10, 2003 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month and one year periods ended December 31, 2002.

Net income for the quarter ended December 31, 2002 totaled $272,000 compared to $242,000 for the same quarter in 2001, an increase of $30,000, or 12.4%. Net income for the year ended December 31, 2002 was $982,000 compared to $821,000 for the same period in 2001, an increase of $161,000, or 19.6%. Return on average assets for the three months and year ended December 31, 2002, was 1.10% and 1.01%, respectively. Return on average assets for the comparative periods in 2001 was 1.01% and 0.91%, respectively. Primary earnings per share for the three months and year ended December 31, 2002 was $.20 and $.71, respectively as compared to $.17 and $.57 for the respective comparative periods in 2001.

Net interest income after the provision for loan losses for the fourth quarter of 2002 was $802,000 as compared to $731,000 for the same quarter in 2001, an increase of $71,000, or 9.7%. Net interest income after provision for loan losses for the year ended December 31, 2002 was $3.08 million compared to $2.90 million for the same period one year prior, an increase of $182,000, or 6.3%. The decline in market interest rates over the past year was the primary factor influencing the increase in net interest income in each of the aforementioned respective comparative periods. Over the past year our overall cost of funds declined 80 basis points, while the yield on our earning assets declined only 62 basis points.

Non-interest income for the fourth quarter of 2002 was $65,000, compared to $90,000 for the same period in 2001. This decrease was mostly attributable to a decrease in gain on sale of investments of $27,000. Non-interest income for the year ended December 31, 2002 was $216,000 compared to $315,000 for 2001. This decrease was mostly attributable to a decrease in gain on sale of investments of $112,000. During 2002, gain on the sale of investments totaled $165,000, as compared to $277,000 in 2001. During 2002, we sold 500 shares of Freddie Mac stock, contributing $33,000 to gain on sale of investments. During 2001, the Association sold 4,000 shares of Freddie Mac stock, contributing $261,000 to gain on sale of investments. As of December 31, 2002 the Association owned 30,500 shares of Freddie Mac stock, with an aggregate market value of $1.8 million.

Non-interest expense for the fourth quarter of 2002 was $477,000, compared to $481,000 for the fourth quarter of 2001, a decrease of $4,000, or 0.8%. Non-interest expense for the year ended December 31, 2002 was $1.91 million compared to $2.08 million for 2001, a reduction of $173,000, or 8.3%. On a year to year basis, non-interest expenses primarily declined due to decreased compensation expense of $198,000. The higher compensation expense in 2001 was primarily attributable to a $280,000 expense incurred as a result of shares awarded to officers, directors and employees as part of the Company's Recognition and Retention Plan, as approved by shareholders. There was no comparable expense during 2002. However, this expense reduction was partially offset by higher Employee Stock ownership Plan Costs and higher health insurance premiums during 2002.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days increased to $1.5 million at December 31, 2002, or 3.8% of net loans receivable as compared to $1.4 million, or 3.5% of net loans receivable at December 31, 2001. The allowance for loan losses totaled $762,000 at December 31, 2002, which represented 50.2% of non-performing loans and 1.9% of net loans receivable. At December 31, 2001 the allowance for loan losses was $676,000, representing 48.1% of non-performing loans and 1.7% of net loans receivable. At December 31, 2002 the Association did not have any repossessed assets. At December 31, 2001, the Association had $53,000 in repossessed assets, comprised of two single family dwellings.

At December 31, 2002 the Company had total assets of $100.6 million compared to $96.1 million at December 31, 2001, an increase of $4.5 million, or 4.7%. This increase was primarily comprised of a $3.7 million increase in cash and cash equivalents and a $696,000 increase in net loans receivable. The increase in assets primarily resulted from a $3.8 million increase in deposits. Net loans receivable increased to $40.2 million at December 31, 2002 from $39.5 million at December 31, 2001. The increase in net loans receivable was primarily attributable to increased consumer demand created by a low interest rate environment.

Total equity at December 31, 2002 was $18.3 million, or 18.2% of total assets, compared to $18.0 million, or 18.7% of total assets, at December 31, 2001. At both dates the Association exceeded all regulatory capital requirements.

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The Company's annual meeting of shareholders will be held on Wednesday, April 16, 2003, at 2:00 p.m., at the main office of First Niles, located at 55 North Main Street, Niles, Ohio. At the meeting, shareholders of record on February 27, 2003, will be asked to consider and vote upon the election of two directors and to ratify the appointment of independent auditors, as well as such other matters as may properly come before the meeting, or any adjournments thereof.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

FOR IMMEDIATE RELEASE	For Further Information Contact:

February 10, 2003	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

	Selected Financial Condition Data (in thousands, except for per share data)

	December 31, 2002 (Unaudited)	December 31, 2001

Total assets	$100,634	$96,107
Loans receivable, net	40,204	39,508
Securities (AFS) at market	44,734	39,080
Securities (HTM) at cost	3,349	8,866
Deposits	60,895	57,061
Total borrowings	19,500	19,500
Retained earnings	13,766	13,506
Common stock and paid in capital	6,906	6,815
Total equity	18,332	17,965
Book value per share	$12.51	$11.85

	Selected Operating Data (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(Unaudited)		(Unaudited)

Interest income	$1,418	$1,516	$5,754	$5,915
Interest expense	604	755	2,592	2,893
Provision for loan losses	12	30	78	120
Net interest income	802	731	3,084	2,902
Non-interest income	65	90	216	315
Non-interest expense	477	481	1,908	2,081
Income before inc. tax exp.	390	340	1,392	1,136
Income tax expense	118	98	410	315
Net income	272	242	982	821
Earnings per share	$0.20	$0.17	$0.71	$0.57

End.